UNITED STATES SECURITIES AND EXCHANGE
COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): March 4, 2009 (February 27, 2009)

American Defense Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-53092	83-0357690
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

230 DUFFY AVENUE
HICKSVILLE, NY  11801
(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code:  (516) 390-5300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.            Other Events.

As previously reported in the Current Report on Form 8-K filed by American Defense Systems, Inc. (the “Company”) with the Securities and Exchange Commission (“SEC”) on February 17, 2009 (the “8-K”), the Company entered into a Term Sheet with West Coast Opportunity Fund, LLC (“WCOF”) and a Term Sheet with Centaur Value Partners, LP (“Centaur Value”) and United Centaur Master Fund (“United Centaur”, and together with Centaur Value, “Centaur”) effective February 13, 2009 (the “WCOF Term Sheet” and the “Centaur Term Sheet”, respectively, and, collectively, the “Term Sheets”) in order to resolve the Company’s expected breach of certain financial covenants in the Consent Agreement among the Company, WCOF and Centaur, which agreement is included as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on March 27, 2008 (the “Consent Agreement”).  Under the Consent Agreement, the breach of the financial covenants are each deemed a “Triggering Event” under Section 3(a)(vii) of the Company’s Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock (the “Certificate of Designations”), giving WCOF and Centaur, as holders of the Series A Convertible Preferred Stock (the “Series A Preferred”), the right to require the Company to redeem all or a portion of such holder’s Series A Preferred shares.

In order to allow the Company time to use its commercially reasonable best efforts to meet the redemption and payment terms set forth in the Term Sheets, WCOF and Centaur agreed, subject to the terms and conditions set forth in the Forbearance Agreements entered into by the Company and each of WCOF and Centaur effective February 13, 2009 and included as exhibits to the 8-K, to forbear from exercising their rights and remedies under the Consent Agreement through the period commencing on February 15, 2009 and ending February 27, 2009 (the “Forbearance Period”).  The Forbearance Period expired effective February 27, 2009 and the Company is currently working with WCOF and Centaur to amend and extend the Forbearance Agreements.  To date, WCOF and Centaur have not exercised their rights under the Certificate of Designations to require the Company to redeem the Series A Preferred upon breach of the financial covenants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 4, 2009

AMERICAN DEFENSE SYSTEMS, INC.

By:	/s/ Gary Sidorsky
Chief Financial Officer